Portions of this Exhibit have been omitted pursuant to a request for confidential treatment and have been filed separately with the Commission.


                                                                 EXHIBIT 10.4.49


                            PRODUCT SUPPLY AGREEMENT

This Agreement dated October 25, 2001, by and between NEOPROBE CORPORATION, a Delaware corporation, having an office at 425 Metro Place North, Suite 300, Dublin, Oh 43017 ("Company"), and UMM ELECTRONICS INC., a Delaware Corporation, having an office at 6911 Hillsdale Court, Indianapolis, Indiana 46250 ("UMM");

                              W I T N E S S E T H:

                  WHEREAS, Company wishes to have UMM manufacture for it the Product(s) (as hereinafter defined) which are currently being manufactured by a third party;

                  WHEREAS, Company wishes to have UMM service and repair the Product(s) and certain predecessor products;

                  WHEREAS, UMM is engaged in the business of manufacturing, servicing and repairing electronic equipment; and

                  WHEREAS, UMM desires to so manufacture and supply and service and repair the Product(s) for Company:

                  NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS
                                   -----------

                  1.01 "Affiliate(s)" shall mean with respect to a party any other corporation controlling, controlled by or under common control with such party during the term or any extension of this Agreement.

                  1.02 "Confidential Information" shall mean all information, data and know-how that concerns the business affairs of a party that is not known by or generally available to third parties, and which is disclosed by a party to the other party. Confidential Information may be in tangible or intangible form, including, without limitation, oral or written disclosures, ideas, know-how, drawings, graphs, plans, specifications, models, prototypes, samples, equipment, data, formulas, processes, designs, hardware and software, and information about marketing, costs and suppliers. All written Confidential Information shall be prominently identified as such using appropriate legends, markings, stamps, or other clear and conspicuous written identification that unambiguously indicates that the information being provided is to be considered Confidential Information hereunder. A disclosing party shall identify as Confidential Information only such information as the disclosing party believes in good faith to be proprietary or competition sensitive. Any information that is disclosed other than in tangible or other written form shall be considered Confidential Information but only to the extent that it is identified as Confidential Information at the time of disclosure and is thereafter summarized in written form which clearly and conspicuously identifies it as Confidential Information. The term Confidential Information shall not mean any information which is previously known to the receiving party without obligation of confidence, as shown by its written records, or without breach of this Agreement, is publicly disclosed either prior or subsequent to receipt by the receiving party of such Confidential Information, or is subsequently rightfully received by the receiving party from a third party without obligation of confidence or disclosure of which is required by subpoena or other legal, administrative, or arbitral process or by law. The fact that a party chooses to transmit Confidential Information to the other party hereto via E-mail shall not in any way release said information from its status as Confidential Information hereunder.

                  1.03 "Date of Market Introduction" of a Product shall mean the date of the receipt and acceptance by Company of a quantity of twenty (20) units of the Product meeting the specifications of the DMR for said Product.

                  1.04 "Defective Product" shall mean a Product manufactured by UMM hereunder that does not function or fails to meet the specifications of the DMR, or has defects in materials or workmanship.

                  1.05 "DMR" shall mean the Device Master Record for a Product, which shall be maintained in compliance with the QSR. The DMR shall include the specifications, drawings, and manufacturing instructions that enable UMM or a third party to manufacture the Products including a set of quality control parameters suitable for use in acceptance testing of the Products, but excluding applicable software.

                  1.06 "Engineering Change Notice" or "ECN" shall mean the controlled change process to effect changes to the Products, processes, or documentation

                  1.07 "FDA" shall mean the United States Food and Drug Administration.

                  1.08 "Forecast" shall have the meaning set forth in Section
2.04 herein.

                  1.09 "Forecast Period" shall have the meaning set forth in
Section 2.04 herein.

                  1.10 "Initial Term" shall have the meaning set forth in
Section 8.01 hereof.

                  1.11 "NCNR components" shall mean those parts of the Products orders for which once placed with UMM's suppliers are not cancelable, or that are not returnable once delivered to UMM without payment of a restocking or other fee that Company agrees to pay.

                  1.12 "Product(s)" shall mean the medical device(s) listed in
Schedule 1.12 to this Agreement, as such Schedule may be amended from time to time through written agreement between the parties, that is the subject of a DMR(s).

                  1.13 "Purchase Orders" shall have the meaning set forth in
Section 2.04(b) hereof.

                  1.14 "QSR" shall mean the Quality System Regulation (21 CFR
820) promulgated by the FDA, as may be amended from time to time during the term of this Agreement.

                  1.15 "Sustaining Engineering" shall mean the design/drafting services to maintain DMR and associated drawings; the design, analysis and verification testing of design improvements; the support of process validations and quality issues of in-house and sub-tier suppliers; or other engineering services agreed-to in writing by both parties.

                                   ARTICLE II

                       SUPPLY, SUPPORT AND REPAIR SERVICES
                       -----------------------------------

                  2.01 UMM shall manufacture and sell the Products exclusively to Company at prices established by the parties pursuant to paragraph 3.01 for Company's exclusive resale or use. During the Initial Term of this Agreement, Company shall purchase and take delivery of a minimum of (a) * units of the Model #1017 Product, and (b) * units of the Model #2100 Product, per year. In the event that Company does not meet the minimum purchase requirements during any one (1) year period, UMM shall have the right to adjust the purchase price on all units of the relevant Product(s) purchased by Company during said one (1) year period to reflect the reduced quantity as far as overhead absorption, material costs and labor efficiency are concerned and to invoice Company for such amount as may be agreed between the parties and Company shall pay to UMM such mutually agreed adjusted price.

                  2.02 During the term of this Agreement, UMM shall be Company's sole and exclusive source for the Products, provided that (a) UMM provides an adequate and timely supply of the Products to Company in accordance with paragraph 2.04 hereof, and (b) UMM maintains compliance with the QSR and the quality assurance level agreed upon by the parties.

                  2.03 UMM represents that it will from and after December 31, 2001, maintain sufficient manufacturing capacity to produce the number of Products forecast by Company in its Forecasts submitted pursuant to paragraph
2.04 hereof. Company agrees to purchase a minimum quantity of Products as listed in Schedule 1.11, inclusive of the twenty (20) during the first year after the Date of Market Introduction.

                  2.04 (a) In order to facilitate UMM's planning of production, Company shall submit not later than the 15th day of each month to UMM an estimate of its requirements for Products (the "Forecast") covering a forward period of not less than twelve (12) months (the "Forecast Period"). The first three (3) months shall be binding on Company on a rolling basis advancing month-by-month and may not be canceled or rescheduled without the prior written agreement of UMM. The remaining nine (9) months forecast is to be used by UMM for planning purposes only and shall not be considered to be firm orders, Company's only obligation with respect thereto being for the cost of any unique NCNR components having a lead time of more than three (3) months on a rolling basis advancing month by month. Company shall submit the initial Forecast promptly after the execution and delivery of this Agreement.


* Portion has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.

                       (b) Company shall place monthly purchase orders (" Purchase Orders") setting forth the delivery date which shall be a date not earlier than twelve (12) weeks from the date of the Purchase Order against the Forecasts under Clause (a) above for the supply of Products; it being agreed and understood that in the event the UMM discovers that through no fault of UMM a lead time longer than twelve (12) weeks is required due to the requirements of one or more of its suppliers that cannot be reduced by UMM on reasonable commercial terms to enable UMM to meet the lead time of twelve (12) weeks, UMM shall notify Company in writing and said longer lead time shall prevail. UMM shall evidence its receipt of each Purchase Order by signing an acknowledgment copy thereof and returning it to Company within fifteen (15) days after receipt of such Purchase Order from Company. The sole remedy of Company, at law or in equity or otherwise, for the failure of UMM to deliver Products on time shall be to terminate this Agreement or the right of UMM under Section 2.02 hereof to be the sole source for the Products. Company shall submit the initial Purchase Order to UMM not later than thirty (30) days after execution of this Agreement. In case of conflict between the general terms and conditions of a Purchase Order issued by Company and this Agreement, the terms and conditions of this Agreement shall take precedence.

                  2.05 UMM agrees to warehouse and store on Company's behalf all finished Products in accordance with the terms outlined in Schedule 2.05(a). UMM shall be entitled to invoice Company for Product(s) on the date UMM receives written acceptance from the Company of the Certificate of Conformance for the completed Products and puts the Products into storage. Products stored by UMM shall be ready to ship, F.O.B. UMM's facility, per the Company's written instruction, to the Company or its subcontract distributors listed in Schedule 2.05(b).

                  2.06 If Company desires to accelerate or reduce any of the deliveries ordered under a Purchase Order or set forth in a binding forecast, it shall so notify UMM and UMM shall make reasonable efforts to meet the request, subject to material and capacity availability. Company shall bear and pay any reasonable extra costs incurred by UMM to meet an accelerated or a reduced schedule, including, without limitation, the cost to UMM of holding inventory. In the event that Company instructs UMM to commence purchasing inventory based upon a forecast (whether binding or not) and prior to the submission of a Purchase Order, and the delivery date(s) foreseen in such forecast slip not due to the fault of UMM, UMM shall invoice Company and Company shall bear and pay the costs incurred by UMM in holding said materials in inventory during said delay. In the event Company is responsible for providing to UMM packaging material or other material without which UMM can not deliver the Product(s) to Company, and UMM is unable to effect timely delivery of the Product(s) because it has not received said necessary materials, UMM shall be entitled to invoice Company for the completed Product(s) on the originally scheduled delivery date plus the costs of UMM holding said Product(s) in inventory during said delay.

                  2.07 Company agrees to reimburse UMM for the cost of any and all NCNR components that become obsolete due to changes in the design requested by Company. UMM agrees to make all reasonable effort(s) to return or sell obsolete material.

                  2.08 All Products shall be sold and delivered per paragraphs
2.05 and 4.03. All invoices shall be due and payable net thirty (30) days from the date of receipt of the invoice.

                  2.09 UMM shall obtain the written approval of Company prior to making any changes, substitutions, or modifications to the Product(s) or the DMR in accordance with the Change Notification Protocol, a copy of which has been provided to Company. Company shall promptly respond to any such request for approval of changes. It is recognized that UMM may, from time to time, be asked to implement ECNs. The following delineates the proper procedure:

                       (a) Company will notify UMM in writing of the proposed change. This notification should include the documentation of the change to effectively support UMM's investigation of the impact of this proposal;

                       (b) Upon receipt of a notice requesting a change, UMM will review and respond to all cost impacts within a reasonable period of time not to exceed thirty (30) days;

                       (c) All cost impacts and material availability issues will be mutually reviewed and agreed to in writing prior to implementation; and

                       (d) Emergency ECNs as identified by Company in writing will be immediately implemented at Company's request. Company will be liable for all reasonable costs associated with the implementation of emergency ECNs, except, if the emergency ECN (i) is the result of a defect in the design of the Product(s) provided by UMM, (ii) is the direct result of a defect in a part or sub-component from a supplier to UMM, or (iii) is the direct result of a defect in workmanship by UMM. UMM shall provide for the repair and /or replacement of defective Products identified in (i), (ii) and (iii) at its cost.

                  2.10 The Products shall be packaged and labeled in accordance with Company's specifications. Company shall prepare the artwork necessary for printing all labels and shall deliver it to UMM as least ten (10) weeks prior to the scheduled delivery from UMM of the first shipment of Products ordered by Company.

                  2.11 From and after sixty (60) days from the date of this Agreement, UMM shall provide to Company repair service or spare parts for Products and certain predecessor products, on terms and conditions to be agreed upon in a separate agreement. The service agreement shall be concluded within thirty (30) days of this Agreement. Service shall extend to other Company products as well, and shall not be limited to the Products.

                  2.12 From and after sixty (60) days from the date of this Agreement, UMM shall provide to Company Sustaining Engineering services for Products, on terms and conditions to be agreed upon in a separate agreement. The Sustaining Engineering agreement shall be concluded within thirty (30) days of this Agreement.

                  2.13. UMM warrants, covenants and agrees that (a) it will maintain an FDA registered facility certified to ISO 9001/EN 46001/ISO 13485, and (b) the Products will be manufactured and supplied by UMM to Company in compliance with all applicable laws, ordinances, rules and regulations, whether local, state or federal, including, but not limited to, the provisions of the federal Food, Drug and Cosmetic Act, and QSR. UMM will provide documentation that the UMM facility complies with FDA published guidelines (as defined in 21 CFR 10.90b) and upon request by Company shall demonstrate such compliance. Company shall have the right upon at least five (5) business days prior notice in writing to inspect during normal business hours UMM's quality control system, documentation, receiving, shipping, warehousing, and manufacturing processes and facilities for the Product(s).

                                  ARTICLE III

                      PRICE FOR PRODUCTS; TERMS OF PAYMENT

                  3.01 UMM agrees to sell and deliver to Company in accordance with paragraph 2.04, and Company agrees to purchase Products from UMM, at the prices listed in Schedule 3.01.

                  3.02 The price for each Product shall be fixed for a period of one year from the Date of Market Introduction; provided, however, in the event of a material increase in the cost of any material component used in the manufacture of a Product, UMM shall have the right to renegotiate the prices then in effect. Conversely, if UMM or the Company becomes aware of a material decrease in the cost of any material component used in the manufacture of a Product, the Company shall have the right to renegotiate the price then in effect. Not later than ninety (90) days before the first anniversary of the Date of Market Introduction and annually thereafter the parties shall meet and negotiate in good faith the prices for the Products for the ensuing year.

                  3.03 The prices listed in Schedule 3.01 shall include manufacturing engineering support (not including reengineering of the manufacturing process) provided on an "as needed" basis to ECNs and Non-conforming Material Reports (NMRs) along with Statistical Process Control. Manufacturing and quality engineers, as appropriate, will perform these activities.

                  3.04 (a) UMM shall perform transfer engineering services required in connection with the transfer of the manufacturing process for the Products from Company's current supplier to UMM, initial qualification of sub-tier suppliers and setting up the production line for a fee of $25,200; it being agreed and understood that said fee (i) assumes that Company's designs, suppliers and manufacturing processes are mature and capable; and (ii) does not include any In Circuit Test ("ICT") fixtures and software if Company's present ICT fixtures and software are incompatible with a new circuit board assembly supplier, PIM board ICT fixture and software development, or Hi-Pot and Burn-in station development and equipment cost.

                       (b) When UMM validates the manufacturing lines, it shall track first pass yields to understand better the capabilities of Company's designs, suppliers and manufacturing processes. UMM and Company shall then evaluate the need for any non-recurring efforts to resolve mutually agreed quality or yield issues and UMM shall supply those services to Company on a time and materials basis based on (a) actual hours worked at UMM's then current billing rate, and (b) direct expenses incurred and paid to third parties plus fifteen percent (15%), but otherwise excluding any corporate overhead of UMM. Travel expenses for such incremental efforts will be billed at cost plus 5%. Travel expenses shall include mileage at the latest rate determined by the Internal Revenue Service, parking tolls and fares, car rental fees, if required, air fare, if required, and food and lodging away from the home office. Travel time will be billed at the individual's then current billing rate. Video teleconferencing, if utilized, will be billed at $150 per hour for conferences held within the U.S. and $350 for calls involving parties outside the U.S. UMM shall invoice Company no more frequently than bi-weekly for its charges associated with such incremental non-recurring efforts, with payment due from Company within thirty (30) days from the date of UMM's invoice.

                  3.05 Promptly after execution and delivery of this Agreement, Company shall pay to UMM:

                       (a) The amount of One hundred Fifty Thousand Dollars ($150,000.00) to be held by UMM as an initial deposit hereunder (the "Initial Deposit"). The Initial Deposit shall bear interest at the rate of four percent (4%) per annum. UMM shall apply the Initial Deposit and accrued interest against the final invoices rendered by UMM for Products under this Agreement. UMM agrees to review the necessity for and the amount of the Initial Deposit at least annually and also following receipt by UMM of payment by Company for the first two hundred (200) Model 2100 control units manufactured and delivered by UMM under this Agreement.

                       (b) An amount to be agreed upon promptly after execution and delivery of this Agreement to be held by UMM as a revolving deposit hereunder (the "Revolving Deposit") to cover the cost of material components that, as agreed to by both parties, UMM purchases to support the manufacture of Products beyond the first three months in the Forecast Period and for which delivery cannot be scheduled on a just-in-time basis beyond the first three months in the Forecast Period. Company and UMM agree to review the necessity for and amount of the Revolving Deposit at least quarterly and adjust the amount accordingly to the nearest thousand dollars.

                  3.06 A late fee of 1 1/2 % per month will be assessed on invoices not paid by Company within the later of thirty (30) days of the date of receipt of the original invoice or ten (10) business days from the Company's receipt of any corrected invoice other than on the amount of said invoices being contested in good faith.

                                   ARTICLE IV

                         INSPECTION AND QUALITY CONTROL

                  4.01 UMM shall, at its discretion, either accept or create an internal Quality Assurance Plan(s) that is compliant with the Quality Assurance Plan(s) provided by the Company. The Quality Assurance Plan(s) shall be approved by the Company.

                  4.02 Prior to the Date of Market Introduction, UMM shall perform at Company's expense (as included in the $25,200 transfer engineering fee provided for in paragraph 3.04) a Process Failure Modes and Effects Analysis (PFMEA) to verify robustness of the manufacturing process. Process Validation testing shall be performed at Company's expense (as included in the $25,200 transfer engineering fee provided for in Paragraph 3.04 above) prior to the start of production to ensure that the equipment and processes operate as designed. Annual Process Qualifications shall be performed by UMM to verify the stability of the production process and to look for improvements in the calibration and test process.

                  4.03 UMM shall establish and maintain quality records for each unit of Product(s) produced (identified by serial number) consisting of, at a minimum, but not limited to:

                  (a)      Certificate of Conformance;

                  (b)      Label Certification Sheet; and,

                  (c)      Device History Record.

UMM shall present these quality records to Company for immediate inspection by Company on completion of the production cycle, and prior to release of Product into storage per paragraph 2.05. Upon receipt of said records, Company shall perform an immediate inspection of these quality records, and shall within two
(2) business days, provide written inspection status (Pass/Reject) to by fax UMM. UMM shall maintain these quality records for a period of time equivalent to each Product's life cycle, plus five (5) years, or as prescribed by applicable medical device regulations, whichever is longer.

                  4.04 Within fifteen (15) days after delivery of Products into storage per paragraph 2.05, Company shall have the right to conduct its product audit to include a physical inspection of Products delivered thereof in which Products will be compared with the specifications and quality control parameters contained in the Quality Assurance Plan and DMR, and shall inform UMM of the results of such inspection. In the event such inspection by Company reveals unacceptable variances from the specifications and quality control parameters contained in the Quality Assurance Plan and DMR, Company shall notify UMM (which notice shall specify the manner in which the defective Products fail to meet the specifications in the DMR), and UMM shall have fifteen (15) days in which to verify the variances. Upon the earlier of (a) verification by UMM or (b) the expiration of thirty (30) days from the date of said notice, Company shall have the right to refuse acceptance of the defective or deficient shipment(s) and to require, at the option of UMM, that said Products be replaced or corrected free of charge to the Company. If UMM's inspection results in a finding that the Products are not defective or deficient, UMM shall immediately notify Company of the same and shall resubmit the Products for acceptance. In the event that UMM and Company do not agree on the acceptability of a Product, both parties agree to conduct joint testing and/or inspection. Failure of Company to complete the above-mentioned acceptance inspection within said fifteen (15) day period shall constitute acceptance by Company of the Products, however such acceptance shall not reduce the Warranty coverage for Products provided in accordance with
Article VII herein.

                                   ARTICLE V

                            CONFIDENTIAL INFORMATION

                  5.01 During the term of this Agreement and for a period of three (3) years after its termination, UMM and Company each agree to hold all Confidential Information of the other party disclosed to it hereunder in confidence and not to disclose such Confidential Information of the other party to any third party, except those who have a need to know such Confidential Information for purposes of carrying out the terms of this Agreement and are bound by a similar obligation of confidentiality and non-use, and not to use such Confidential Information for any purpose other than for the purposes of this Agreement. Thereafter, the right of one party to use the Confidential Information of the other shall be limited only by the copyright and patent rights of the other party.

                  5.02 Each party represents to the other that its employees are governed by company regulations that prohibit the disclosure of confidential and proprietary information that may belong to the other party and that such internal regulations will enable it to comply with all of the items of this Agreement.

                                   ARTICLE VI

                             LICENSE FOR USE OF DMR

                  6.01 Company hereby grants UMM a non-exclusive, non-assignable, royalty free license to use the DMR to manufacture the Products during the term of this Agreement. Company hereby further grants UMM a royalty free non-assignable license (which may not be sub-licensed except to an Affiliate of UMM) for the use of any manufacturing methods, inventions, or processes developed by UMM for products other than those that compete with the Products.

                  6.02 UMM hereby grants Company a royalty free license for the use of any manufacturing methods and processes developed by UMM for the Products for use only in connection with the manufacture of any Company Products.

                                  ARTICLE VII

                         WARRANTIES AND INDEMNIFICATION

                  7.01 UMM warrants to Company that all Products to be supplied hereunder will upon shipment meet the specifications in the DMR and will be free from defects in materials and workmanship. UMM MAKES NO OTHER WARRANTIES, WRITTEN, ORAL, OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTIES OF DESIGN, MERCHANTABILITY OR FITNESS FOR ANY SPECIFIC OR GENERAL PURPOSE. This limited warranty shall apply for a period of twelve (12) months after the date of shipment by UMM of the Product from storage at UMM's facilities to the Company or its subcontract distributors per paragraph 2.05, but in no event longer than fifteen (15) months from the date of acceptance by the Company of the Certificate of Conformance for the Product. UMM shall satisfy this warranty requirement by repairing or replacing, at UMM's option, each Defective Product returned to it prior to the expiration of the warranty period. Satisfaction of UMM's warranty shall include the cost of shipping repaired or replaced product, as appropriate. Major components, assemblies or sub-systems purchased by UMM from others shall carry the warranty of the manufacturers thereof. To the maximum extent practical, UMM shall promptly document and return any defective material under warranty from sub-tier suppliers so that these items can be repaired or replaced and used in the respective production and/or service units.

                  7.02 UMM shall, conduct a failure analysis as required by US Food and Drug Administration ("FDA") regulations, i.e. 21 CFR Parts 820.115 and 820.198(b) with respect to Defective Products returned to it under paragraph
7.01. Such analysis shall be conducted promptly upon receipt by UMM of the subject Defective Product and a results report shall be returned to Company no later than forty-five (45) days after UMM's receipt of the defective Product. The cost of such failure analysis shall be borne by UMM if the analysis confirms that the failure is related to an issue covered by UMM's limited warranty set forth in Paragraph 7.01 above to the Company or by the Company in the absence of such confirmation.

                  7.03 UMM shall be liable for and shall indemnify, defend and save Company, its shareholders, directors, officers, employees, representatives and agents ("Company Indemnified Parties") harmless against any and all claims, suits, proceedings, recoveries, settlements and damages, including, but not limited to, reasonable attorney and paralegal fees, interest and penalties ("Claims") arising from the death of, or bodily injury to, any person on account of the use of any Product to the extent caused by UMM's failure to deliver such Product in accordance with UMM's warranties as provided in this Agreement.

                  7.04 Company shall be liable for and shall indemnify, defend and save UMM, its shareholders, directors, officers, employees, representatives and agents ("UMM Indemnified Parties") harmless from and against any and all Claims, whether groundless or not, in connection with (a) any and all injuries, losses, damages, or liability of any kind whatsoever directly or indirectly attributable to the design of the Products (except to the extent designed by UMM) or any omission or misstatement in the literature supplied by Company for use with the Instrument, and (b) the alleged infringement of any patent (including utility models and registered designs), copyrights or other intellectual property rights relating to the design of the Products (except to the extent designed by UMM) and any literature supplied by Company for use with the Instrument.

                  7.05 In the event any UMM Indemnified Party or Company Indemnified Party seeking indemnification hereunder ("Indemnified Party") should have a Claim hereunder against Company or UMM, as the case may be, hereto ("Indemnifying Party"), which Claim does not involve a Claim being asserted against or sought to be collected from such Indemnified Party by a third party, the Indemnified Party shall as promptly as practical send a notice ("Claim Notice") with respect to such Claim to the Indemnifying Party. Any failure to give or delay in giving the Claim Notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice that it disputes a Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately. If the Indemnifying Party has timely disputed its liability with respect to such Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.

                  7.06 In the event of any Claim by an Indemnified Party involving a third party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of said Claim, and, if then determinable, a reasonable estimate of the amount thereof, which in such party's good faith opinion, might be sustained in connection with such Claim. In such event, the Indemnifying

Party shall have the right, exerciseable by giving written notice to the Indemnified Party within thirty (30) days after the giving of such notice by the Indemnified Party, to assume and control the contest and defense or settlement of such Claim, at its own expense, with counsel of its own choice, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party will not agree to any settlement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless such settlement (i) requires no more than a monetary payment for which the Indemnifying Party has irrevocably agreed to indemnify such Indemnified Party hereunder, and (ii) includes a full, unconditional and complete release of such Indemnified Party.

                  7.07 If the Indemnifying Party agrees to defend such Claim, the Indemnifying Party will have full control of such defense, including any settlement thereof (subject to the rights of the Indemnified Party as set forth in the immediately preceding paragraph), and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its attorneys with respect to such contest and defense at the expense of the Indemnifying Party. The Indemnified Party shall have the right to engage its own counsel and to participate in, but not control, such defense, but the Indemnified Party shall be solely responsible for all fees and expenses of its own counsel.

                  7.08 If the Indemnifying Party does not agree to defend such Claim or fails to notify the Indemnified Party of its election as herein provided, the Indemnifying Party agrees to pay the reasonable costs and expenses of the Indemnified Party, including, without limitation, reasonable attorneys' and paralegals' fees, interest and penalties incurred in connection with such contest and defense, monthly, against the receipt of invoices with supporting documentation and will promptly pay any judgment rendered against or settlement reached by such Indemnified Party with respect to any such Claim; provided, however, that the Indemnifying Party will not be liable hereunder for any settlement made by any Indemnified Party without its prior written consent, which consent will not be unreasonably withheld. If the Indemnifying Party has timely disputed its liability with respect to such third party claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute. Failing such resolution, either party may elect to commence arbitration as set forth in Paragraph 10.08.

                                  ARTICLE VIII

                       TERM, TERMINATION AND CANCELLATION

                  8.01 The term of this Agreement shall begin the date hereof and unless terminated earlier in accordance with paragraph 8.02 shall continue for three (3) years from the Date of Market Introduction (the "Initial Term").

                  8.02 After the Initial Term, the term shall automatically be extended for successive one (1) year periods, provided, however, that this Agreement may be terminated by UMM or Company upon one hundred and eighty (180) days prior written notice.

                  8.03 Either UMM or Company may terminate this Agreement for cause. Cause shall be defined as a material breach or repeated non-material breaches of this Agreement which are not cured by the breaching party as quickly as reasonably possible, but in no event longer than sixty (60) days after receipt of written notice demanding such breaches be cured. Cause shall also include the following: (a) the failure, cessation, liquidation or dissolution of the either party's (the "Defaulting Party") business, (b) if the Defaulting Party makes an assignment for the benefit of creditors, files a petition in bankruptcy, applies to or petitions any tribunal for the appointment of a custodian, receiver, intervenor or trustee for such Defaulting Party or a substantial part of such Defaulting Party's assets; or (c) if the Defaulting Party shall commence a proceeding under any bankruptcy, rearrangement of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if any such petition or application shall have been filed or proceeding commenced against the Defaulting Party and the Defaulting Party shall not have dismissed the same within thirty (30) days, or if such custodian, receiver, intervenor or trustee shall have been appointed for the Defaulting Party or such party's properties or assets.

                  8.04 UMM shall have the right from and after the date two (2) years from the Date of 'Market Introduction (the "Grace Period") to terminate this Agreement with respect to a Product upon at least one hundred eighty (180) days prior notice in writing if during a period of two (2) consecutive quarters after the end of the Grace Period the average number of said Product ordered by Company during said two (2) quarters period drops below a rate of seventy-five
(75) units per quarter.

                  8.05 Company agrees to pay UMM, at the time of termination, an amount equal to UMM's standard cost for any and all materials in inventory, or on order for consumption within the Forecast period that is not cancelable or returnable, and any restocking fees, that were purchased by UMM to manufacture Products under this Agreement. UMM agrees to use its best efforts to cancel or return such materials in order to mitigate the total cost to the Company. UMM's standard cost shall mean the actual purchase price for a component, plus the material overhead costs of purchasing, receiving, inspecting and warehousing the component. Any materials paid for by the Company pursuant to this Section 8.05 will be delivered by UMM to the Company.

                  8.06 Upon termination of this Agreement in accordance with this Article 8 the DMR and all tooling being used by UMM that has been paid for by Company shall be transferred to Company; provided that if this Agreement is terminated by UMM for Cause, the Company first pays UMM any amounts then owing to UMM under this Agreement. UMM shall provide Company with a listing of such tooling within sixty (60) days of termination, and Company shall advise UMM within thirty (30) days of receipt of such listing the disposition of all such tooling. All costs directly related to the transfer of such tooling shall be borne by Company.

                                   ARTICLE IX

                                    INSURANCE

                  9.01 During the term of this Agreement, and for a period of ten (10) years thereafter if on a claims made basis, UMM shall carry and maintain in force (a) comprehensive general liability insurance with coverage satisfactory to Company, which is at least of the type usually carried by prudent developers and manufacturers of products similar to the Product(s) and which covers risks of the kind customarily insured against by such prudent developers and manufacturers, (b) products liability insurance in an amount not less than Ten Million Dollars ($10,000,000) and (c) workers' compensation insurance as required by law. Upon the execution of this Agreement and at such other times during its term as Company may request, UMM shall provide Company with a certificate of insurance evidencing such coverage hereof. The policies required of UMM pursuant to this Agreement shall provide that they may not be cancelled or changed without at least thirty (30) days notice to Company from the company providing such insurance. The insurer utilized by UMM hereunder shall be an insurance company generally providing insurance of the type required hereunder and shall be reasonably acceptable to the Company.

                                   ARTICLE X

                               GENERAL PROVISIONS

                  10.01 The rights and obligations of Articles 5 (Confidential Information), 6 (License for use of the DMR), 7 (Warranties and Indemnification), 8 (Term, Termination and Cancellation), 9 (Insurance) and 10 (General Provisions) shall survive any termination of this Agreement and shall bind the parties and their legal representatives, successors and assigns.

                  10.02 Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure and such excuse shall continue as long as the condition constituting such force majeure continues, plus thirty (30) days after the termination of such condition. For purposes of this Agreement, force majeure is defined as follows:

                        Causes reasonably beyond the control of UMM or Company, including, without limitation, regulations, laws or acts of any government, destruction of production facilities or material by fire, or failure of public utilities or common carriers or embargo.

                  10.03 Company shall obtain and shall own the necessary governmental registrations and permits for marketing the Product(s) in the United States. In the event of export of the Product(s) by Company or its Affiliates, Company or its Affiliates shall obtain and own the necessary governmental registrations and permits for marketing Product(s) in locations outside the United States. In the event of export of the Product(s) by Company or its Affiliates or subcontract distributors, Company or its Affiliates or subcontract distributors shall obtain and own the necessary governmental registrations and permits for marketing Product(s) in locations outside the United States.

                  10.04 In no event shall either party be liable for any consequential damages under this Agreement.

                  10.05 Company shall have the right, at its own expense, during the term of this Agreement and for one (1) year thereafter, to have an independent public accountant, reasonably acceptable to UMM, examine the relevant financial books and records of account of UMM during normal business hours, upon reasonable notice, to determine or verify the amount of any amounts billed to the Company under Sections 2.04(a), 2.06, 2.07, 3.04, 8.05 or 8.06. If errors of five percent (5%) or more in Company's favor are discovered as a result of such examination, UMM shall reimburse Company for the expense of such examination. As a condition to such examination, the independent public accountant selected by Company shall execute a written agreement, reasonably satisfactory in form and substance to UMM, to maintain in confidence all information obtained during the course of any such examination except for disclosure to UMM as necessary for the above purpose.

                  10.06 This Agreement and its appendices embody the entire understanding and agreement among the parties and supersedes all previous negotiations, representations, writings and agreements, written or oral, with respect to the development and sale of Product(s).

                  10.07 All notices, demands and communications provided for in this Agreement shall be in writing and shall be deemed effective by a party upon hand delivery or when mailed, postage prepaid, by registered or certified mail or when sent by telecopy, to the other party or its copy designee at the respective addresses listed below, unless and until such address is changed by giving written notice thereof in like manner.

                  To Company:
                        Neoprobe Corporation
                        425 Metro Place North, Suite 300
                        Dublin, Oh 43015
                        Attn: President
                        Telecopy No.: (614) 793-7520



To UMM:

                        UMM Electronics Inc.
                        6911 Hillsdale Court
                        Indianapolis, IN  46250
                        Attn:  President
                        Telecopy No.:  (317) 576-5044

                  10.08 This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware not including its choice of law rules. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof. Both parties agree to use their best efforts in a good faith attempt to settle as promptly as possible any and all disputes arising from this Agreement or a transaction conducted pursuant to this Agreement; but failing an amicable settlement, such dispute shall be finally settled by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator. The arbitration proceedings shall be held in New York, New York. The judgment of the arbitrator shall be final and binding on both parties and may be enforced in any court of competent jurisdiction.

                  10.09 The parties represent and warrant that, upon expiration of this Agreement, neither party will take any action to impair or diminish the good will or business of the other party.

                  10.10 No modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding or effective unless in writing and signed by the President or a Vice President of each of the parties. Furthermore, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties.

                  10.11 All provisions contained in this Agreement shall extend to and be binding upon the parties and their respective successors and assigns. Without the prior written consent of the other party, neither party may assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder; provided, however, that (a) either party ("Assignor") may, without such consent, assign this Agreement to (i) any of Assignor's Affiliates (provided, however, such assignment shall not relieve Assignor of any of its obligations hereunder) or (ii) a successor in interest of Assignor by merger or operation of law or (iii) a purchaser of all of Assignor's assets provided such purchaser shall have agreed in writing to perform all of Assignor's obligations under this Agreement.

                  10.12 This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

                                  NEOPROBE CORPORATION

                                  By:   /s/ David Bupp
                                      ----------------------------------------
                                      Name:    David Bupp
                                      Title:   President & CEO


                                  UMM ELECTRONICS INC.

                                  By:   /s/ Robert D. Sires
                                      ----------------------------------------
                                       Name:   Robert D. Sires
                                       Title:  President

                                  SCHEDULE 1.12

                                   PRODUCT(S)

     -------------------- ----------------------------------------------------
      NEOPROBE MODEL #    DESCRIPTION

     -------------------- ----------------------------------------------------
            1017          14mm Reusable Gamma Detection Probe

     -------------------- ----------------------------------------------------
            2100          NEO2000(R) Gamma Detection System Console

     -------------------- ----------------------------------------------------
            2100U         NEO2000(R)Gamma Detection System Console Upgrade(1)
     -------------------- ----------------------------------------------------



Notes:

    1. UMM will provide the capability to upgrade at Company's cost the Model 2000 NEO2000(R)to a Model 2100 configuration

                                  SCHEDULE 2.05
                            BILL & HOLD ARRANGEMENTS

Company hereby requests that UMM store Products of the types listed in Schedule
1.11 that have been finished, certified complete, packaged and palletized subject to the maximum quantities listed herein and paid for by Company. With respect to Products stored under the terms of this Agreement, Company agrees:
- to accept title to the Product upon delivery by UMM of the Product into storage;
- upon delivery by UMM of the Product into storage, to accept the risk of insuring the Product against casualty loss not caused by negligence on the part of UMM; and,
- acknowledges that from and after the delivery by UMM of Products into storage, UMM has no further performance obligations with respect to stored Product beyond the standard product warranty as specified in the Agreement. Specifically, and not by way of limitation, Company agrees not to hold UMM responsible for making any upgrades or modifications to stored product that was previously certified based on changes made to Product Specifications in the DMR subsequent to the manufacture and certification of such product without prior written agreement with UMM to upgrade or modify said units; and,

UMM agrees:

- to store designated Product separately from other incomplete products or completed products UMM may choose to manufacture that are in excess of Company's purchase commitments;
- to provide storage facilities that fully comply with storage requirements for medical devices as specified in ISO9001/EN46002/ISO13485 and U.S. FDA 21C.F.R. Section 820;
- to periodically provide and/or update certain details regarding the facility in which the Products to be stored: address, type of building construction [i.e., brick, wooden frame, metal siding], fire protection [i.e., sprinkler system, proximity to nearest fire department]); and
- to charge Company at a rate of $965 per quarter, which amount Company agrees to pay; and, not to ship Product that has been stored without written instruction from an authorized representative of Company.

                                  SCHEDULE 3.01

                                   PRICE LIST

-------------------- --------------------------------------------------------- ------------ -----------------
 NEOPROBE MODEL #    DESCRIPTION                                               ANNUAL QTY        PRICE
-------------------- --------------------------------------------------------- ------------ -----------------
       1017          14mm Reusable Gamma Detection Probe                             *              *

-------------------- --------------------------------------------------------- ------------ -----------------
       2100          NEO2000(R)Gamma Detection System Console                        *              *
                                                                                     *              *
-------------------- --------------------------------------------------------- ------------ -----------------
       2100U         NEO2000(R)Gamma Detection System Console Upgrade                             TBD
-------------------- --------------------------------------------------------- ------------ -----------------

* Portion has been omitted pursuant to a request for confidential treatment and filed separately with the Commission.